Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249890

PROSPECTUS SUPPLEMENT NO. 1

TATTOOED CHEF, INC.

66,605,329 Shares of Common Stock
655,000 Warrants to Purchase Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 19, 2020 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, which we filed with the Securities and Exchange Commission (“SEC”) on December 15, 2020 (the “Current Report”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed with the SEC. Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms not defined in this supplement have the definitions ascribed to them in the Prospectus.

The Prospectus and this prospectus supplement relate to the resale by certain selling security holders named in the Prospectus from time to time up to 46,605,329 shares of our common stock, par value $0.0001 per share, and warrants to purchase up to 655,000 shares of common stock, consisting of:

●	up to 5,000,000 Founders Shares (as defined in the Prospectus) issued in a private placement to the Sponsor (as defined in the Prospectus) and subsequently distributed to the Sponsor’s members;

●	up to 555,000 Private Placement Warrants to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members;

●	up to 100,000 Private Placement Warrants to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the IPO underwriters;

●	up to 655,000 shares of common stock issuable upon exercise of the Private Placement Warrants;

●	up to 39,570,329 shares of common stock held by the Ittella Parent Stockholders and the IPO underwriters;

●	up to 825,000 shares of common stock issuable to principals of the Company’s financial advisor pursuant to a contract entered into by the Company and those principals; and

●	up to 655,000 shares of common stock that were a constituent part of the units (as defined in the Prospectus).

In addition, the Prospectus and this prospectus supplement relates to the offer and sale of up to 20,000,000 shares of common stock that are issuable by us upon the exercise of the Public Warrants (as defined in the Prospectus), which were previously registered.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on The Nasdaq Capital Market under the symbol “TTCF.” Our warrants have been traded on The Nasdaq Global Select Market under the symbol “TTCFW”. On December 16, 2020, the closing price of our common stock was $19.25 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 3 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 17, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2020

TATTOOED CHEF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38615	82-5457906
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6305 Alondra Boulevard

Paramount, California 90723

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (562) 602-0822

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Warrants, each exercisable for one share of common stock	TTCFW	The Nasdaq Stock Market LLC
Common stock, par value $0.0001 per share	TTCF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 7.01. Regulation FD Disclosure.

        On December 15, 2020, Tattooed Chef, Inc. (“Tattooed Chef” or the “Company”) hosted an analyst day via web teleconference beginning at 10:00 am Pacific time. The Company is furnishing as Exhibit 99.1 to this Current Report on Form 8-K the presentation materials provided to and discussed with attendees at the analyst day. Interested persons will be able to access a webcast replay and the presentation at www.tattooedchef.com.

The information in this Item 7.01, including Exhibit 99.1 and the webcast, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information of the information in this Item 7.01, including Exhibit 99.1 and the webcast.

Forward-Looking Statements

This Current Report on Form 8-K, including Exhibit 99.1 and the webcast, includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this presentation, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “trend,” “accelerate,” “continues,” “opportunities,” “strategy”, “expansion”, “evolution”, “guidance”, “next” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Tattooed Chef's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: uncertainty surrounding the ultimate success of Tattooed Chef’s e-commerce platform; the need to prove Tattooed Chef’s ability to build brand awareness and continue to launch innovative products; the outcome of any legal proceedings that may be instituted against Tattooed Chef; competition and the ability of the business to grow and manage growth profitably; the ability to meet Nasdaq’s listing requirements; costs related to its recent business combination; anticipated increased costs associated with its transition to a public company; and other risks and uncertainties indicated from time to time in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2020 in connection with its recent business combination, including those under “Risk Factors” therein, and other factors identified in past and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak. Tattooed Chef undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Informational slides provided by Tattooed Chef relating to analyst day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TATTOOED CHEF, INC.

	By:	/s/ Charles Cargile
	Name:	Charles F. Cargile
	Title:	Chief Financial Officer
Date: December 15, 2020